Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2024 and December 20, 2023, with respect to the consolidated financial statements of Proficient Auto Transport, Inc. contained in the Registration Statement on Form S-1 (File No. 333-278629) filed on May 6, 2024, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

May 10, 2024